Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Third Quarter 2022 Operating Results
SAN FRANCISCO, October 27, 2022 — The Federal Home Loan Bank of San Francisco (Bank) today announced its operating results for the third quarter of 2022. Net income for the third quarter of 2022 was $80 million, an increase of $9 million compared with net income of $71 million for the third quarter of 2021.
The $9 million increase in net income relative to the prior-year period was primarily attributable to an increase in net interest income of $37 million, partially offset by a decrease of $15 million in other income/(loss) and an increase of $9 million in the provision for credit losses.
•The $37 million increase in net interest income for the quarter reflected an increase in interest income of $479 million, which was driven by higher yields on interest-earning assets, primarily resulting from higher interest rates on growing advance balances. The increase was partially offset by a decrease in net gains on designated fair value hedges. The increase in interest income was offset by an increase of $442 million in interest expense based on higher funding levels and interest costs.
•The $15 million change in other income/(loss) primarily resulted from an increase of $27 million in net fair value losses associated with non-hedge qualifying derivatives and financial instruments carried at fair value. This increase in fair value losses was mainly driven by valuation changes created by market volatility and growth in the Bank's short-term advances funded by economically hedged consolidated obligations, which was offset by a decrease in net fair value losses of $13 million on trading securities that matured since the third quarter of 2021.
•The increase of $9 million in the provision for credit losses for the quarter was largely attributable to declines in the fair values and the present value of expected cash flows of certain private-label residential mortgage-backed securities.
At September 30, 2022, total assets were $108.5 billion, an increase of $54.4 billion from $54.1 billion at December 31, 2021. Advances increased to $65.7 billion at September 30, 2022, up from $17.0 billion at December 31, 2021, an increase of $48.7 billion, as member demand for primarily short-term advances increased. The increase in total assets also included an increase in total investments of $5.9 billion, to $41.7 billion at September 30, 2022, up from $35.8 billion at December 31, 2021. The increase in investments primarily reflected higher liquidity-related instruments, including increases in Federal funds sold of $7.3 billion, U.S. Treasury securities of $3.0 billion, and interest-bearing deposits of $1.3 billion. This increase in investments was partially offset by a decline of $3.5 billion in securities purchased under agreements to resell and mortgage-backed securities of $2.2 billion.
Accumulated other comprehensive income decreased by $319 million during the first nine months of 2022, to $12 million at September 30, 2022, from $331 million at December 31, 2021, primarily reflecting lower fair values of investment securities classified as available-for-sale, which primarily reflects the increase in market interest rates during the first nine months of 2022.
As of September 30, 2022, the Bank complied with all regulatory capital requirements. The Bank exceeded the risk-based capital requirement of $855 million with $7.3 billion in permanent capital and exceeded the 4.0% regulatory requirement with a regulatory capital ratio of 6.7% at September 30, 2022. The decline in regulatory capital ratio to 6.7% from 10.9% at December 31, 2021, was mainly attributable to an increase in total assets. Total retained earnings increased to $3.9 billion as of September 30, 2022, from $3.8 billion at yearend 2021.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the third quarter of 2022 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $54 million, and the Bank expects to pay the dividend on November 10, 2022.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sep 30, 2022	Dec 31, 2021
Total Assets	$108,507	$54,121
Advances	65,658	17,027
Mortgage Loans Held for Portfolio, Net	834	980
Investments, Net[1]	41,661	35,768
Consolidated Obligations:
Bonds	35,446	22,716
Discount Notes	62,046	23,987
Capital Stock – Class B – Putable	3,322	2,061
Unrestricted Retained Earnings	3,222	3,124
Restricted Retained Earnings	708	708
Accumulated Other Comprehensive Income/(Loss)	12	331
Total Capital	7,264	6,224

Selected Other Data at Period End	Sep 30, 2022	Dec 31, 2021
Regulatory Capital Ratio[2]	6.69%	10.89%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net Interest Income	$157	$120	$386	$403
Provision for/(Reversal of) Credit Losses	9	—	9	(8)
Other Income/(Loss)	(18)	(3)	(31)	(50)
Other Expense	41	38	117	116
Affordable Housing Program Assessment	9	8	23	25
Net Income/(Loss)	$80	$71	$206	$220

	Three Months Ended		Nine Months Ended
Selected Other Data for the Period	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Net Interest Margin[3]	0.63%	0.85%	0.68%	0.92%
Return on Average Assets	0.32	0.49	0.36	0.50
Return on Average Equity	4.52	4.34	4.09	4.59
Annualized Dividend Rate[4]	6.00	6.00	6.00	5.65
Average Equity to Average Assets Ratio	7.16	11.32	8.81	10.78

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2022, and December 31, 2021, was $7.3 billion and $5.9 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; and high rates of inflation and increases in interest rates that may adversely affect our members and their customers. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com